Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS HIGHER EARNINGS
Patriot National Bancorp, Inc. (Nasdaq Small Cap “PNBK”), the parent of Patriot National Bank, reported net income for the quarter ended September 30, 2005 of $281,000 ( $0.11 diluted income per share), an increase of 12%, compared to net income of $250,000 ( $0.10 diluted income per share) reported for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, net income of $919,000 ($0.36 diluted income per share) was 34% higher than the net income of $686,000 ($0.27 diluted income per share) reported for the same period in the prior year. Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, attributed the increased level of earnings to very strong loan and deposit growth and a higher volume of closings in the mortgage brokerage reporting segment.

Total loans at September 30, 2005 were $341 million, representing an increase of $40 million, or 13%, from $301 million at June 30, 2005. Total loans increased $87 million, or 34%, from September 30, 2004 when the balance was $254 million. The Bank experienced strong growth in residential mortgage loans and commercial real estate loans as well as construction and home equity loans as a result of the continued strength of the local real estate market. Credit quality remains strong with non-accrual loans being reduced by 51% from September 30, 2004. The $2 million in total non-accrual loans at September 30, 2005 consists of two loans that are well collateralized and in the process of collection. One loan in the amount of $852 thousand is current as to contractually due principal and interest payments.

As a result of strong activity throughout the entire branch network, total deposits increased $42 million, or 12%, during the quarter and were $410 million at September 30, 2005. The Southport branch, which opened at the end of June, has been well received in its local market area and was a solid contributor to deposit growth during the quarter. Total deposits at September 30, 2005 were up 24% from September 30, 2004 when total deposits were $331 million. Total assets at September 30, 2005 were $456 million which represents an increase of $40 million, or 10%, from June 30, 2005 and an increase of $87 million, or 24%, from September 30, 2004 when total assets were $369 million.

As a result of the growth in loans and deposits, net interest income was $3,706,000 for the quarter ended September 30, 2005, an increase of $612,000 or 20%, compared to $3,094,000 for the quarter ended September 30, 2004. For the nine months ended September 30, 2005 net interest income increased $2,155,000, or 25%, from $8,459,000 for the nine months ended September 30, 2004 to $10,614,000 for the quarter ended September 30, 2005. Despite a very difficult interest rate environment, the net interest margin of 3.48% for the third quarter increased 2 basis points from the prior quarter in the current year but decreased 7 basis points from the quarter ended September 30, 2004.

Non-interest income increased 60% from $616,000 for the quarter ended September 30, 2004 to $986,000 for the quarter ended September 30, 2005. The increase is due primarily to a 76% increase in mortgage brokerage referral fees, as well as higher levels of loan processing and deposit fees. For the nine month period ended September 30, 2005 non-interest income of $2,517,000 increased 17% compared to the same period last year. Total non-interest expenses for the three months ended September 30, 2005 were $3,870,000, an increase of 27% from $3,056,000 for the period ended September 30, 2004. The increase is due primarily to higher salaries and benefits and occupancy costs relating to two additional branches compared to the same period last year, as well as commissions and incentive compensation relating to the higher levels of closings in the mortgage brokerage reporting segment. For the nine months ended September 30, 2005 non-interest expenses were $10,878,000 compared to $8,992,000 for the same period in the prior year with the increase relating to new branches and compensation in the mortgage brokerage segment.

During the quarter the Company successfully completed a rights offering whereby a total of 705,883 shares, the maximum number of shares available in the offering, were issued resulting in approximately $11 million of new capital, net of fees and expenses. The proceeds will be used to continue the Bank’s branch expansion program and for general working capital purposes.

Mr. Howell said he was very pleased with the growth in loans and core deposits during the quarter which results in a stronger balance sheet. The growth in loans during the third quarter will result in higher levels of net interest income in future periods and support additional expansion. Mr. Howell stated that the success of the rights offering was very gratifying and would provide Patriot with the ability to continue to build a significant independent commercial banking franchise. Patriot National Bank is headquartered in Stamford, Connecticut and currently has ten full service branches in Stamford, Darien, Greenwich, Norwalk, Old Greenwich, Southport and Wilton, CT. Patriot National Bank also has loan production offices in Stamford, Connecticut and Melville, New York.

Quarter Ended September 30	2005	2004
Net interest income	$3,706	$3,094
Non-interest income	986	616
Non-interest expense	3,870	3,056
Provision for loan losses	350	235
Income before taxes	472	419
Assets at period end	455,597	368,926

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange.